Exhibit (a)(1)(E)

FORM OF EXCHANGE OFFER ANNOUNCEMENT

TO:	[Eligible Participants]
FROM:	optionexchange@turtlebeach.com
SUBJECT:	IMPORTANT NEWS: Launch of Stock Option Exchange Offer Program
DATE:	April 22, 2015

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 8:59 P.M., PACIFIC TIME, ON MAY 19, 2015.

We are pleased to announce that Turtle Beach is today launching a voluntary stock option exchange offer program in which current employees, executive officers and certain actively-engaged consultants of Turtle Beach Corporation are being offered the opportunity to exchange their eligible stock options with an exercise prices of $5.00 or above for new replacement options, representing a lesser number of underlying shares than the exchanged options at a lower exercise price. This e-mail provides a brief summary of the exchange offer program and offer. You are receiving this communication because you hold eligible stock options. We encourage you to carefully read the “Offer to Exchange Eligible Stock Options for Replacement Options” and the Terms of Election attached to this e-mail, as well as the other offering materials contained in the Schedule TO we filed with the Securities and Exchange Commission (SEC) earlier today, all of which are available on the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001493761. These materials are intended to help you understand the risks associated with our exchange offer program and the terms and conditions of the offer. Later today, you will receive a personalized Election Form containing a list of your eligible stock options from optionexchange@turtlebeach.com. If you at any time prior to the expiration of the exchange offer need an additional copy of your personalized Election Form please send a request to optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.

STOCK OPTION EXCHANGE OFFER PROGRAM INFORMATION

Below you will find a basic outline of the exchange offer program. You should review all of the resources contained in the Schedule TO we filed with the SEC earlier today, which are available on the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001493761, with respect to the exchange offer. If you choose to participate, you can elect to do so by completing your personalized Election Form that is being provided to you later today.

ELIGIBILITY

All Turtle Beach Corporation employees and executive officers, as well as certain pre-identified consultants, who hold stock options with exercise prices at or above $5.00 per share and are continuously employed by, or providing services to, Turtle Beach Corporation through the date on which the replacement options are granted are eligible to participate in the exchange offer program.

EXCHANGE DETAILS

Eligible surrendered options will be exchanged for replacement options based on an exchange ratio calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible stock options they replace. The table below sets forth the exchange ratios to be used based on the exercise price and remaining term of the eligible stock option you would be exchanging:

Exchange Ratios for Eligible Stock Options with A Remaining Term of More Than 5 Years			Exchange Ratios for Eligible Stock Options with A Remaining Term of Less Than 5 Years
Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Option to be Granted	Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Options to be Granted
Less than $5.00	Ineligible	Ineligible	Less than $5.00	Ineligible	Ineligible
$ 5.00 – $ 5.99	1.30	1	$ 5.00 – $ 7.50	4.80	1
$ 6.00 – $ 6.64	1.40	1	$ 7.50 – $10.00	7.70	1
$ 6.65 – $ 7.50	1.85	1	$10.01 – $10.50	12.20	1
$ 7.51 – $10.00	2.50	1	$10.51 – $12.00	9.80	1
Greater than $10.00	4.40	1	$12.01 – $16.00	9.60	1
			Greater than $16.00	28.70	1

In general, the longer an option has until expiration, the greater the chance it will end up “in-the-money,” or profitable, and the greater its value under the Black-Scholes pricing model. As expiration approaches, the option’s time value decreases. As a result, the exchange ratios for eligible stock options with a remaining term of less than five years are higher than those for eligible stock options with a remaining term of more than five years with a comparable exercise price.

Some key features of the new replacement options include:

Vesting Period: Each replacement option will vest (i) with respect to the portion of the corresponding eligible stock option you surrender that is vested on the replacement option grant date, immediately upon issuance of the replacement option and (ii) with respect to the portion of any corresponding eligible stock option you surrender that is not vested on the replacement option grant date, the period over which such portion was scheduled to vest will be extended by 6 months. All replacement options will vest in equal monthly installments, even if the corresponding eligible stock option vested quarterly. Vesting is subject to continued service through the vesting date.

Option Term: Replacement options will have the same term as the corresponding surrendered option.

Exercise Price: Replacement options will have an exercise price equal to the closing price of Turtle Beach’s common stock, as reported on The NASDAQ Global Market, on the grant date of the new option, which is expected to be May 20, 2015 (the business day after the conclusion of the exchange offer).

Type of Option: All replacement options will be non-qualified stock options for U.S. federal income tax purposes, even if the eligible stock options they are replacing are incentive stock options.

TIMING

The offering period begins now and will end at 8:59 p.m., Pacific Time, on May 19, 2015, unless Turtle Beach is required or decides to extend the offering period to a later date.

If you wish to participate in the exchange offer program, you must elect to participate during this window by submitting a properly completed Election Form in accordance with the instructions contained in the form. You will receive this form in an e-mail from optionexchange@turtlebeach.com later today. We will not accept any elections that are received after 8:59 p.m., Pacific Time, on May 19, 2015, unless we are required or decide to extend the offering period to a later date.

If you wish to change or withdraw a previously submitted election to exchange options you may do so at any time on or before 8:59 p.m., Pacific Time, on May 19, 2015 by completing a new Election Form or Notice of Withdrawal. If we are required or decide to extend the offering period to a later date, you may change or withdraw your election at any time until the end of the offering period. To withdraw a previously submitted election, you must submit a properly completed Notice of Withdrawal before that deadline, indicating an election not to exchange eligible options.

Based on our expected timeline, we expect to grant replacement options in exchange for each eligible option properly tendered for exchange on May 20, 2015, unless we are required or decide to extend the offering period to a later date.

If we extend the offering period, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

HOW TO LEARN MORE

The election period for our exchange offer program begins today. There are many things to consider when deciding whether or not to participate in this exchange offer program, and you should read the offering materials attached to this e-mail and contained in the Schedule TO we filed with the SEC earlier today, available on the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001493761, before deciding whether to participate. Please review these documents for more information and instructions on the terms of the exchange offer program and how to elect to participate, change a prior election or withdraw your election before the end of the election period. If you have any questions about the exchange offer program, you may also send an email to optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.

NEITHER TURTLE BEACH NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES, AGENTS OR ADVISORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE STOCK OPTION EXCHANGE OFFER PROGRAM. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL, TAX AND/OR OTHER ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER PROGRAM.